Exhibit 99.1

UKRAINE GOVERNMENT SELECTS TRUNITY’S NEXT-GENERATION LEARNING
PLATFORM FOR 1.5 MILLION GRADE SCHOOL STUDENTS

Ukraine Open World National Project to Provide Online Learning Content for

Grade Five Through Nine Students

Newburyport, Mass, March 26, 2013 - Trunity Holdings Inc. (TNTY - OTCQB); (“Trunity” or the “Company”), a leading provider of next generation eLearning content and solutions, today announced that the Ukraine Government’s Open World National Project selected the Trunity platform as the foundation for the country’s national educational network.

“Trunity was able to provide Ukraine with not only a top notch learning platform, but also the establishment of the Ukrainian Knowledge Exchange. This vehicle will provide Ukrainian educators with an opportunity to publish and share educational content and research throughout the Ukraine and the rest of the world. This investment further enhances our commitment to provide Ukrainian school students with the tools and infrastructure they need to be successful on the global stage,” said Vladyslav Kaskiv, chairman of the State Agency for Investment and Management of National Projects of Ukraine. “We are excited to begin working with them to build the world’s best informational and educational network.”

The vision of the Ukraine Open World National Project is to provide school students with the best and most comprehensive educational platform in Eastern Europe, enabling them to compete effectively and successfully with other students from across the globe in today’s highly-challenging global market. Initially the platform will be rolled out for grade seven in 2013, followed by a phased deployment reaching all 1.5 million school students in grades five through grade nine within two years of the initial deployment.

Key selection criteria for this project included the ability to offer:

•         Fully integrated solution including content, learning management and social collaboration

•         Cloud-based architecture to provide easy deployment and scalability

•         Integrated publishing platform and knowledge exchange with built-in royalty tracking

•         Device agnostic supporting most common computer operating systems

•         Advanced crowdsourcing with peer review control for cost efficiency and quality

During the review of other solutions, the Ukraine Open World National Project found the Trunity suite of products to be the best overall solution to meet their needs, with the Trunity Knowledge Exchange providing a key capability unmatched by other vendors: students and schools have the ability to access hundreds of thousands of expert-created articles and content, including video and other types of multimedia. Moreover, Trunity’s built-in social collaboration capability enables authorized students, teachers and parents to meet and interact using familiar social media concepts and tools, while Trunity’s cloud-based implementation enables users to access the course material from anywhere at any time via browser-based devices such as computers, iPads, tablets or smartphones.

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Using Trunity’s complete solution, Ukrainian educators and authors can create, share and sell locally developed educational content to educators both within the Ukraine as well as around the globe. The Trunity platform provides a secure learning environment that delivers the first fully integrated system that combines content with an integrated Learning Management System, robust enough to support an entire country-wide deployment. The Trunity platform also provides the capability to create and deploy living virtual textbooks - that are always up to date - combining video and other media types for a dynamic presentation of learning material to engage school students and achieve better learning outcomes.

To support this significant project, Trunity partnered with UK-based InnSoluTech LLP to form EDUCOM, a joint venture company doing business within Ukraine (the “JV Company”), to ensure local support and enhance the quality of educational service within the country. Trunity granted a five-year renewable irrevocable license to the JV Company.

The joint venture agreement includes a $400,000 prepaid license fee to be paid by the JV Company to Trunity by March 31, 2013. The first $100,000 of the fee was paid on March 21, 2013. Trunity will also provide content from the Trunity Knowledge Exchange. According to Ukraine Government projections, this content is expected to generate up to $16 million in net revenue for Trunity over the next five years. Trunity will also establish the Ukrainian Knowledge Exchange, providing for the first time to Ukrainian educators, the ability to create up-to-date, online content for use by schools and educators in the country as well as globally. According to Ukraine Government projections, the Ukrainian Knowledge Exchange is expected to generate up to an additional $4.7 million in net revenue for Trunity over the next five years through Trunity’s 15 percent interest in the JV Company.

“We are thrilled to partner and become a part of this innovative and visionary program created by the Ukrainian Government through the Open World Project,” said Terry Anderton, Trunity Chairman & CEO. “Through the employment of programs such as this, our groundbreaking technology plays a big part in transforming educational delivery and promoting education and learning worldwide. We look forward to working with Ukraine Open World and participating in this significant joint venture while continuing to build the world’s largest Knowledge Exchange.”

About Trunity Holdings Inc.

Trunity Holdings Inc. (OTCBB:TNTY) is a transformational leader of eLearning solutions and educational content that enables a revolution in the world of publishing, education, student engagement and access to knowledge. Trunity’s clients include both national and local higher education, K-12 schools as well as other leading organizations. Founded in 2009, Trunity has personnel in North America and India. For more information, visit: www.Trunity.com, or call 978-829-0909.

Trunity Holdings Inc Statement Under the Private Securities Litigation Reform Act

As contemplated by the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release contains forward-looking statements pertaining to future, anticipated, or projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates or predictions of future results or events and there can be no assurance that actual results or events will not materially differ from expectations. Further information on potential factors that could affect Trunity Holdings Inc. is included in the Company’s filings with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

Investor Contact: Howard Gostfrand, President American Capital Ventures 305-918-7000 info@amcapventures.com
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